Exhibit 10.2

HARMAN 400 ATLANTIC STREET STAMFORD, CONNECTICUT 06901 USA

March 26, 2014

Ralph Santana

[Address intentionally omitted]

Dear Ralph:

This letter (this “Agreement”) sets forth our agreement concerning certain potential terminations of your employment with Harman International Industries, Incorporated (the “Company”).

1. Severance. Subject to the other provisions of this Agreement, if your employment with the Company is terminated by the Company other than for Cause or Disability, or by you for Good Reason (any termination entitling you to severance pursuant to this sentence, a “Qualifying Termination”), subject to your execution and non-revocation of the release of claims described in Section 6 below, the Company will (i) pay you, on the 60th day following such termination, a lump sum severance payment equal your annual base salary as in effect as of the date of such termination, (ii) pay you a prorated bonus for the fiscal year during which such termination occurs (such proration to be based on the portion of such fiscal year during which you were employed by the Company and its affiliates), payable based on actual performance (determined according to the procedures the Company would have applied had you remained employed through the bonus payment date) at the same time annual bonuses for such fiscal year are paid to Company employees generally, and (iii) provide you with reasonable outplacement services for one year after such termination (the cost of such services not to exceed $50,000). In addition, for a period (the “Continuation Period”) of 12 months following the date of a Qualifying Termination, the Company will arrange to provide you (and your dependents) with coverage under the Company’s medical, dental or other health plan, but only to the extent that you make a payment to the Company in an amount equal to the monthly COBRA premium payments on a timely basis required to maintain such coverage commencing with the first calendar month following the date of such termination, and the Company shall reimburse you (in accordance with the schedule set forth in Section 8) on an after-tax basis for the amount of such premiums, if any, in excess of any employee contributions necessary to maintain such coverage for the Continuation Period (the “COBRA Reimbursement”).

2. Change in Control. Notwithstanding any other provision of this Agreement, this Agreement shall have no application with respect to any termination of your employment during the Severance Period (as defined in the Severance Agreement between the Company and you, dated March 26, 2014 (the “Change in Control Severance Agreement”), and subject to the modification of such definition set forth in the next sentence). You and the Company agree that the Change of Control Severance Agreement is hereby amended to provide that the Severance Period will commence on the date of the first occurrence of a Change in Control (rather than six months prior thereto) and to eliminate provisions addressing the potential occurrence of a Termination Date prior to a Change in Control (all capitalized terms in this sentence not defined herein shall have the meanings ascribed to them in the Change in Control Severance Agreement).

3. Definition of Cause. Termination for “Cause” means a termination of your employment by the Company based on your (i) commission of a crime (other than a vehicular misdemeanor), (ii) intentional commission of damage to property of the Company or any of its affiliates that causes material harm to the Company or any of its affiliates, (iii) intentional wrongful disclosure of secret processes or confidential information of the Company or any of its affiliates that causes material harm to the Company or any of its

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affiliates, (iv) intentional wrongful engagement in any Competitive Activity (as defined in the Change in Control Severance Agreement), (v) misconduct which materially damages or injures the Company or any of its affiliates, or (vi) gross negligence in the performance of, or your willful failure to perform, your duties and responsibilities.

4. Definition of Good Reason. Termination by you for “Good Reason” means a termination of your employment by you that follows the occurrence of any of the following: (i) an involuntary relocation that increases your commute by more than 50 miles, (ii) a material diminution in your base salary (other than pursuant to across-the-board reductions that apply uniformly to similarly situated employees generally), (iii) a material diminution in your overall compensation opportunity (other than pursuant to across-the-board reductions that apply uniformly to similarly situated employees generally), or (iv) a material reduction in your authority or position with the Company. Notwithstanding the foregoing, a termination shall be deemed to be for Good Reason hereunder only if you provide written notice to the Company of the existence of one or more of the conditions described herein within 90 days following your knowledge of the initial existence of such condition, the Company fails to cure such condition during the 30-day period (the “Cure Period”) following its receipt of such notice, and you terminate employment within 30 days following the conclusion of the Cure Period.

5. Definition of Disability. Termination by the Company for “Disability” means termination based on your inability to perform your duties and responsibilities by reason of illness or incapacity for a total of 180 days in any twelve-month period.

6. Release of Claims. The Company’s obligation to make the payments hereunder is conditioned upon your execution and delivery to the Company (within 50 days after the date of your Qualifying Termination), and non-revocation, of a release of claims, in substantially the form set forth as Exhibit A hereto (with any changes as are reasonably requested by the Company to reflect changes in law or practice).

7. Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling.

8. Section 409A. The intent of the parties hereto is that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code (the “Code”) and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding any provision in this Agreement to the contrary, no payment or benefit that is deferred compensation for purposes of Section 409A and that is due upon your termination of employment will be paid or provided unless such termination is also a “separation from service” (within the meaning of Section 409A). Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within 30 days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. If at the time of your separation from service (as defined in Section 409A) with the Company, you are a “specified employee” (within the meaning of Section 409A, using the identification methodology selected by the Company from

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time to time), any payment hereunder that is considered deferred compensation under Section 409A and that is payable on account of your separation from service (and that would otherwise be paid prior to the six-month anniversary of such separation) shall be delayed (the “Section 409A Delay”) until the earlier of your death or the six-month anniversary of such separation from service and shall then be promptly paid, together with interest for the period of delay, compounded annually, equal to the prime rate (as published in The Wall Street Journal and in effect as of the date the payment should otherwise have been provided). All COBRA Reimbursements shall (subject to the Section 409A Delay) be made within 30 days following the date on which you incur the expense but no later than December 31 of the year following the year in which you incur the related expense, provided that in no event shall the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor shall your right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

9. Section 280G Cutback. Notwithstanding any provision of this Agreement to the contrary, if any amount or benefit to be paid or provided under this Agreement would be an “excess parachute payment” (within the meaning of Section 280G of the Code, or any successor provision thereto) but for the application of this sentence, then the payments and benefits to be paid or provided under this Agreement will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an excess parachute payment. Whether requested by you or the Company, the determination of whether any reduction in such payments or benefits to be provided under this Agreement or otherwise is required pursuant to the preceding sentence will be made at the expense of the Company by the Company’s independent accountants. The fact that your right to payments or benefits may be reduced by reason of the limitations contained in this Section 9 will not of itself limit or otherwise affect any rights you have other than pursuant to this Agreement. In the event that any payment or benefit intended to be provided under this Agreement is required to be reduced pursuant to this Section 9, the Company will reduce your payments and/or benefits, to the extent required, in the following order: (i) the lump sum payment described in Section 1, (ii) the outplacement benefit described in Section 1, (iii) the health continuation benefits set forth in Section 1, and (iv) the prorated bonus set forth in Section 1.

10. Restrictive Covenants. The Company and you hereby agree that the provisions of Sections 8(b)-8(d) of the Change in Control Severance Agreement are hereby incorporated herein by reference (for such purposes, references in the Change in Control Severance Agreement to the “Term” shall be deemed to refer to the entire period of your employment with the Company and its affiliates). In addition, for a period of one year following any Qualifying Termination, you shall not, without the prior written consent of the Company, which consent shall not be unreasonably withheld, engage in any Competitive Activity (for purposes of incorporation of Section 8(d) of the Change in Control Severance Agreement, the covenant set forth in this sentence shall be deemed to be included in Section 8 of the Change in Control Severance Agreement).

11. At-Will Employment. Notwithstanding anything herein to the contrary, your employment with the Company is terminable at will with or without Cause (subject to the obligations of the Company hereunder). Nothing expressed or implied in this Agreement will create any right or duty on the part of the Company or you to have you remain in the employment of the Company and its affiliates for any specific duration.

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12. Governing Law and Dispute Resolution. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. Any disputes, litigation, proceedings or other legal actions by any party to this Agreement in connection with or relating to this Agreement or any matters described or contemplated in this Agreement may be instituted in the courts of the State of Delaware or of the United States sitting in the State of Delaware. Each party to this Agreement irrevocably submits to the jurisdiction of the courts of the State of Delaware and of the United States sitting in the State of Delaware in connection with any such dispute, litigation, proceeding or other legal action arising out of or relating to this Agreement.

13. Entire Agreement. This Agreement sets forth the entire understanding with respect to the subject matter hereof and supersedes all prior agreements, written or oral or express or implied, between you and the Company or any affiliate of the Company as to such subject matter, other than the Change in Control Severance Agreement. Any payments provided hereunder shall, subject to Section 2, constitute the exclusive payments due to you from, and the exclusive obligation of, the Company and its affiliates in the event of any termination of your employment, except for any benefits which may be due you in normal course under any employee benefit plan of the Company (other than a severance plan) which provides benefits after termination of employment.

14. Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as FedEx, UPS, or Purolator, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to you at your address on the books of the Company, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

15. Miscellaneous. This Agreement may not be amended, nor may any provision hereof be modified or waived, except by an instrument in writing duly signed by you and the Company. If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

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Please indicate your agreement by signing below and retain one copy for your records.

Sincerely,

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

By:	/s/ John Stacey
for Name:	Dinesh C. Paliwal
Its:	Chairman, President and CEO

Agreed and Accepted:

/s/ Ralph Santana
Ralph Santana

Exhibit A

SAMPLE RELEASE (“RELEASE”)

In consideration of the agreement by Harman International Industries, Incorporated (the “Company” or “Employer”) to provide the benefits described in the letter agreement between me and the Company dated                      (the “Agreement”) and in consideration for the Company’s other promises in the Agreement and herein, I agree as follows:

Release of Known and Unknown Claims by Me.

I hereby release and forever discharge the Company and each of its associates, owners, stockholders, affiliates, divisions, subsidiaries, predecessors, successors, heirs, assigns, agents, directors, officers, partners, employees, representatives, and insurers (collectively, the “Company Releasees”) of and from any and all manner of action or actions, cause or causes of actions, in law or in equity, suits, debts, liens, contracts, agreements, promises, liabilities, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent, which I now have or may have against the Company or any Company Releasee to the extent acting by, through, under or in concert with the Company, by reason of any matter, cause or thing whatsoever from the beginning of time to the Effective Date (as defined below). The claims released herein include, without limitation, claims arising out of, based upon, or relating to the hire, employment, remuneration or termination of my employment and any claims constituting, arising out of, based upon, or relating to any tort theory, any express or implied contract, Title VII of the Civil Rights Act of 1964, the Civil Rights of 1866, the Civil Rights Act of 1991, the Age Discrimination in Employment Act (29 U.S.C. §§ 621 et seq.), the Equal Pay Act, the Fair Labor Standards Act, the Consolidated Omnibus Budget Reconciliation Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Americans with Disabilities Act, and any other local, state or federal law governing the employment relationship. Notwithstanding anything herein to the contrary, nothing herein or otherwise shall release the Company from any claims, rights or damages that I may have (i) under Section 1 of the Agreement or under this Release; (ii) as a stockholder in the Company; or (iii) that may not be released or waived as a matter of law.

I expressly acknowledge, agree and recite that (i) the release and waiver set forth in subsection 1(a) above are written in a manner I understand; (ii) in executing this Release, I am not waiving rights or claims that may arise after the date that this Release becomes effective; (iii) I am waiving rights or claims only in exchange for consideration in addition to anything to which I am otherwise entitled; (iv) I have entered into and executed this Release knowingly and voluntarily; (v) I have been given up to twenty-one (21) days to consider the terms of this Release and understand its terms; (vi) I have been advised of the opportunity to seek the advice of legal counsel in this matter and to obtain my counsel’s assistance in reviewing this Release; (vii) I have read and understand this Release in its entirety; and (viii) I have not been forced to sign this Release by any employee or agent of Employer.

I represent and warrant that there has been no assignment or other transfer of any interest in any claims released hereunder, and I agree to indemnify and hold the Company Releasees harmless from any liability, claims, demands, damages, reasonable costs, reasonable expenses and reasonable attorney’s fees incurred by the Company Releasees as a result of any person asserting any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Company Releasees against me under this indemnity.

I agree that, except for claims made to or brought by the Equal Employment Opportunity Commission (“EEOC”), if I hereafter commence, join in, or in any manner seek relief through any suit arising out of, based upon or relating to any of the claims released hereunder, or in any manner assert against the Company Releasees any of the claims released hereunder, I shall pay to the Company Releasees in addition to any other damages caused to the Company Releasees thereby, all reasonable attorneys fees incurred by the Company Releasees in defending or otherwise responding to said suit or claim.

It is my intention that my execution of this Release will forever bar every claim, demand, cause of action, charge and grievance released above.

Assumption of Risk. Each of the parties fully understands that if any fact with respect to any matter covered by this Release is found hereafter to be other than, or different from, the facts now believed by any of the parties to be true, each of the parties expressly accepts and assumes the risk of such possible difference in fact and agrees that the release provisions hereof shall be and remain effective notwithstanding any such difference in fact.

No Pending Actions. I represent that I do not presently have on file any complaint, charge or claim (civil, administrative or criminal) against the Company in any court or administrative forum, or before any governmental agency or entity. I represent that I will not hereafter file any complaints, charges or claims (civil, administrative or criminal) against the Company with any administrative, state, federal or other governmental entity, agency, board or court (except the EEOC) with respect to the claims released in Section 1 above.

Proprietary and Privileged Information. I agree and acknowledge that during the course of my employment with Company, I received confidential and/or proprietary information relating to, without limitation, Company and its subsidiaries’ and affiliates’ business and marketing strategies, finances, benefit plans, systems, products and employees. I agree on the date upon which I sign this Release to return to the Company any and all documents, papers and material (including any of the same stored on electronic media such as diskettes or tapes) containing such confidential and/or proprietary information which has not theretofore been returned to the Company, although I may retain the laptop computer as provided in the Agreement. I further agree that, following my signing of this Release and for so long thereafter as such information is not in the public domain through no fault of mine, I will not use or disclose any such confidential and/or proprietary information, either directly or indirectly, to or for the benefit of any other person, firm or corporation. The provisions of this Section 4 supplement, but do not replace, my legal and other contractual obligations relating to confidential Company information.

No Admission of Liability. I understand and agree that neither the execution of this Release nor the performance of any term hereof shall constitute or be construed as an admission of any liability whatsoever by either the Company or me, as both the Company and I have consistently taken the position that it/I have no liability whatsoever to the other.

Attorneys’ Fees. If the Company or I bring an action or proceeding for breach of the Agreement or this Release or to enforce its or my rights hereunder or thereunder, the prevailing party shall be entitled to recover its reasonable attorneys’ fees, if any, incurred in connection with such action.

Return of Employer Property. I represent that I have returned to the Company all Company products, samples, equipment, parts, inventory, manuals, technical information and other Company materials in my possession or under my control, except those with respect to which I have made arrangements with the Company to pick up or otherwise deliver to the Company and except as otherwise provided in the Agreement. Company’s receipt of all such items which I am obligated to return is a condition of its obligation to provide me the benefits described in the Agreement.

Construction of Agreement and Release. This Release shall be construed as a whole in accordance with its fair meaning and in accordance with the laws of the State of Delaware. Neither the language of the Agreement nor that of this Release shall be construed for or against any particular party, solely by reason of authorship. Each and every covenant, term, provision and agreement herein contained shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto. The headings used herein and in the Agreement are for reference only and shall not affect the construction of any of them.

Sole Agreement. The Agreement, this Release, and the obligations referred to in the last sentence of Section 4 above (if any), represent the sole and entire agreement between the parties and supersede all prior agreements, negotiations and discussions between the parties and/or their respective counsel with respect to the subject matters covered hereby.

Severability. In the event that any one or more of the provisions contained in the Agreement and this Release shall, for any reason, by held to be invalid, void, illegal or unenforceable in any respect, such invalidity, voidness, illegality or lack of enforceability shall not affect any other provision of the Agreement or this Release, as the case may be, and the remaining portions shall remain in full force and effect.

Amendment to Agreement.

Any amendment or modification of the Agreement or this Release must be made in a writing signed by me and a duly authorized representative of the Company and stating the intent of both parties to amend the Agreement or the Release, as applicable.

Notices. All notices, requests, demands and other communications hereunder must be in writing, marked “Personal and Confidential,” and shall be deemed to have been given if delivered by hand or mailed by first class, postage and registry fees prepaid, and addressed as follows:

If to Employee:	XXXXXX

If to Company:	Attn: Chief Executive Officer
Harman International Industries, Incorporated
400 Atlantic Street, 15th Floor
Stamford, CT 06901

Revocation; Effectiveness. I understand that I have the right to revoke this Release within seven (7) calendar days after I sign it. This Release will become effective and enforceable only after I have signed it and upon expiration of the seven-day revocation period with no revocation taking place (the “Effective Date”). I understand that if I desire to revoke this Release, I must give actual, written notice of revocation to the above person at the above address before the seven-day revocation period expires.

The date indicated and my signature below acknowledge my review, understanding and full, knowing and voluntary acceptance of the terms and conditions set forth in this Release.

IN WITNESS WHEREOF, I, intending to be legally bound hereby, have executed this Release.

XXXXXXXXX (“Employee”, “me”, or “I”)	Date

Accepted and Agreed:

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED